CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Second Quarter 2024 Results

Reports All-Time High Quarterly Patient Volume

Management Updates Guidance

Houston, TX, August 13, 2024 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the three and six months ended June 30, 2024.

FINANCIAL HIGHLIGHTS

•
Adjusted EBITDA (1), a non-Generally Accepted Accounting Principles (“GAAP”) measure, was $22.1 million for the three months ended June 30, 2024 (“2024 Second Quarter”) compared to $21.7 million in the second quarter ended June 30, 2023 (“2023 Second Quarter”).

•
Operating Results (1), a non-GAAP measure, was $11.0 million in the 2024 Second Quarter compared to $10.4 million in the 2023 Second Quarter. On a per share basis, Operating Results was $0.73 in the 2024 Second Quarter compared to $0.76 in the 2023 Second Quarter, with the decrease attributable to the increase in shares outstanding associated with the Company’s secondary offering completed in May 2023.

•
Net income attributable to USPH’s shareholders (“USPH Net Income”), a GAAP measure, was $7.5 million for the 2024 Second Quarter. In accordance with GAAP, the revaluation of redeemable non-controlling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share. Earnings per share for the 2024 Second Quarter was $0.47.

•	Total revenue from physical therapy operations for the 2024 Second Quarter increased $11.2 million, or 8.5%, to $143.5 million.
•
Net rate per patient visit for the 2024 Second Quarter increased to $105.05 from $102.03 for the 2023 Second Quarter, an increase of 3.0%, despite the 1.8% Medicare rate reduction in effect for the 2024 Second Quarter. Excluding Medicare, the Company’s net rate increased 4.5% in the 2024 Second Quarter as compared to the 2023 Second Quarter. The increase in net rate per patient visit reflects the Company’s strategic priority of increasing reimbursement rates through contract negotiations with commercial and other payors as well as growth in workers compensation as a percent of the Company’s overall mix of business.

•
Average daily visits per clinic was at an all-time high of 30.6 for the 2024 Second Quarter compared to 30.4 in the comparable prior year quarter. Total patient visits were 1,335,335 in the 2024 Second Quarter, a 5.4% increase from the 2023 Second Quarter.

•
Industrial injury prevention (“IIP”) services revenue was $23.7 million for the 2024 Second Quarter, an increase of 23.2% as compared to the 2023 Second Quarter, with an increase in gross profit of 27.5% over the same periods.

•	During the 2024 Second Quarter, the Company added seven new clinics and closed five clinics bringing its total clinic count to 681 as of June 30, 2024, as compared to 656 clinics as of June 30, 2023.
•
On April 30, 2024, one of the Company’s primary IIP businesses, Briotix Health Limited Partnership, acquired 100% of an IIP services business for a purchase price of $24.0 million.  The acquired business currently generates approximately $11.0 million in annual revenues.

•	The Company’s Board of Directors declared a quarterly dividend of $0.44 per share payable on September 13, 2024, to shareholders of record on August 23, 2024.
•
Management updated its guidance for Adjusted EBITDA for 2024, returning guidance to its original range of $80.0 million to $85.0 million. See “Management Updates 2024 Guidance” below for more information.

(1)	See pages 12 and 13 of this release for the definition and reconciliation of non-GAAP measures, Adjusted EBITDA and Operating Results, to the most directly comparable GAAP measure.

MANAGEMENT’S COMMENTS

Chris Reading, Chief Executive Officer, said, “Physical therapy volumes, net rate and injury prevention growth and profitability were all strong for the quarter and a result of our persistent focus in these areas.  While our retention has been good with respect to our team members, the new employees who join our team as a result of turnover are coming in at higher rates.  This is especially true of our hourly employees who are more sensitive to escalating prices elsewhere.   Additionally, we have a higher than anticipated usage of contract therapists in several markets around the country.  We have made significant recent and ongoing investments in people and processes on the recruiting side of our efforts with more work to be done -- especially in these more challenging markets.  Our teams are working diligently to optimize our ability to address demand while maintaining a close eye on cost and related expense management.”

U.S. Physical Therapy Press Release	Page 2
August 13, 2024

2024 SECOND QUARTER VERSUS 2023 SECOND QUARTER
Additional supplemental tables of financial and performance metrics are presented on page 14 of this release.

Physical Therapy Operations

	For the Three Months Ended		Variance
	June 30, 2024	June 30, 2023		$	%
	(In thousands, except percentages)
Revenue related to:
Mature Clinics (1)	$129,349	$126,057	$3,292		2.6%
Clinic additions (2)	10,905	1,910	8,995		*	(6)
Clinics sold or closed (3)	17	1,313	(1,296)		*	(6)
Net Patient Revenue	140,271	129,280	10,991		8.5%
Other (4)	3,215	2,959	256		8.7%
Total	143,486	132,239	11,247		8.5%
Operating costs (4)	114,703	104,017	10,686		10.3%
Gross profit	$28,783	$28,222	$561		2.0%

Financial and operating metrics (not in thousands):
Net rate per patient visit (1)	$105.05	$102.03	$3.02		3.0%
Patient visits (1)	1,335,335	1,267,140	68,195		5.4%
Average daily visits per clinic (1)	30.6	30.4	0.2		0.7%
Gross margin	20.1%	21.3%
Salaries and related costs per visit, clinics (5)	$59.66	$57.59	$2.07		3.6%
Operating costs per visit, clinics (5)	$84.46	$80.61	$3.85		4.8%

(1) See Glossary of Terms - Revenue Metrics for definitions.
(2) Includes 21 clinics added during the six months ended June 30, 2024 and 46 clinic added during the year ended December 31, 2023.
(3) Includes 11 clinics closed during the six months ended June 30, 2024 and 15 clinics closed during the year ended December 31, 2023.
(4) Includes revenues and costs from management contracts.
(5) Per visit costs excludes management contract costs.
(6) Not meaningful.

Net revenue from physical therapy operations increased $11.2 million, or 8.5%, to $143.5 million for the 2024 Second Quarter from $132.2 million for the 2023 Second Quarter.  This increase was due to the increase in visits from the 25 net new clinics added since the comparable prior year period, an increase in visits at mature clinics and an increase in net rate per patient visit.  The increase in net rate per patient visit was mainly driven by higher reimbursement rates from commercial and other payors as a result of contract negotiations and an increase in workers compensation as a percent of the Company’s total net patient revenues.

Operating costs from physical therapy operations increased $10.7 million, or 10.3%, to $114.7 million in the 2024 Second Quarter from $104.0 million in the 2023 Second Quarter primarily driven by costs associated with the 25 net new clinics added since the comparable prior year period.  Salaries and related costs per visit increased to $59.66 in the 2024 Second Quarter from $57.59 in the 2023 Second Quarter while total operating costs per visit increased to $84.46 from $80.61 over the same periods, respectively.

Gross profit from physical therapy operations in the 2024 Second Quarter increased $0.6 million, or 2.0%, to $28.8 million from $28.2 million in the 2023 Second Quarter. The gross profit margin from physical therapy operations was 20.1% in the 2024 Second Quarter.

U.S. Physical Therapy Press Release	Page 3
August 13, 2024

Industrial Injury Prevention Services

	For the Three Months Ended		Variance
	June 30, 2024	June 30, 2023		$	%
	(In thousands, except percentages)
Net revenue	$23,704	$19,246	$4,458		23.2%
Operating costs	18,625	15,261	3,364		22.0%
Gross profit	$5,079	$3,985	$1,094		27.5%

Gross margin	21.4%	20.7%

IIP revenues increased $4.5 million, or 23.2%, to $23.7 million for the 2024 Second Quarter as compared to $19.2 million for the 2023 Second Quarter. Excluding the Company’s IIP acquisition during the 2024 Second Quarter, IIP revenues increased 13.5%.  IIP operating costs increased $3.4 million, or 22.0%, versus the comparable prior year period.  Gross profit from IIP operations in the 2024 Second Quarter increased $1.1 million, or 27.5%, to $5.1 million from $4.0 million in the 2023 Second Quarter. Excluding the Company’s IIP acquisition in the 2024 Second Quarter, IIP gross profit increased 15.7%. The gross profit margin from IIP operations increased to 21.4% in the 2024 Second Quarter from 20.7% in the 2023 Second Quarter.

Corporate Office and Other Expenses

Corporate office costs were $14.2 million, or 8.5% of revenue, in the 2024 Second Quarter compared to $12.1 million, or 8.0% of revenue in the 2023 Second Quarter.

Operating income was $19.6 million for the 2024 Second Quarter compared to $20.1 million for the 2023 Second Quarter.

Interest expense decreased $0.7 million to $2.0 million for the 2024 Second Quarter compared to $2.6 million in the 2023 Second Quarter due to a lower outstanding balance on our revolver, which was paid down in May 2023. The interest rate on the Company’s credit facility was 4.7% for the 2024 Second Quarter and 5.7% for the 2023 Second Quarter, with an all-in effective interest rate, including all associated costs of 5.4% and 6.0% over the same periods, respectively.

Interest income from investing excess cash (primarily proceeds from the secondary offering sale of the Company’s stock completed in May 2023) in a high-yield savings account was $1.1 million during the 2024 Second Quarter compared to $0.5 million in the 2023 Second Quarter.

The Company revalued contingent and put-right liabilities related to certain acquisitions and recognized a net expense of $4.3 million (an increase in the related liabilities) in the 2024 Second Quarter compared to an income of $0.7 million (a decrease in the related liabilities) in the 2023 Second Quarter.

The provision for income taxes was $3.1 million in the 2024 Second Quarter compared to $4.2 million during the 2023 Second Quarter while the effective tax rates were 29.1% and 27.9% over the same periods, respectively.

USPH Net Income and Non-GAAP Measures

Net income attributable to non-controlling interest (temporary and permanent) was $4.2 million in the 2024 Second Quarter compared to $3.9 million in the 2023 Second Quarter.

USPH Net Income was $7.5 million for the 2024 Second Quarter as compared to $10.9 million for the 2023 Second Quarter.  In accordance with GAAP, the revaluation of non-controlling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share. Earnings per share for the 2024 Second Quarter was $0.47 compared to $0.64 for the 2023 Second Quarter, due in part to the increase in shares outstanding associated with the Company’s secondary offering completed in May 2023.

Non-GAAP Adjusted EBITDA was $22.1 million for the 2024 Second Quarter compared to $21.7 million for the 2023 Second Quarter.  Non-GAAP Operating Results was $11.0 million, or $0.73 per share, in the 2024 Second Quarter as compared to $10.4 million, or $0.76 per share, in the 2023 Second Quarter, with the decrease in per share amounts being attributable to the increase in shares outstanding associated with the Company’s secondary offering completed in May 2023.

See pages 12 and 13 of this release for the definition and reconciliation of Adjusted EBITDA and Operating Results to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release	Page 4
August 13, 2024

SIX MONTHS ENDED JUNE 30, 2024 VERSUS SIX MONTH ENDED JUNE 30, 2023

Total net revenue for the six months ended June 30, 2024 (“2024 Six Months”) increased $22.9 million, or 7.6%, to $322.9 million from $300.0 million for the six months ended June 30, 2023 (“2023 Six Months”) while operating costs increased $23.7 million, or 10.0%, to $260.6 million from $236.9 million over the same periods, respectively. Gross profit for the 2024 Six Months was $62.3 million, or 19.3% of net revenue, compared to $63.1 million for the 2023 Six Months, or 21.0% of net revenue.

Revenues from physical therapy operations increased $16.5 million, or 6.3%, to $277.9 million in the 2024 Six Months compared to $261.4 million in the 2023 Six Months.  This increase was primarily due to the increase in volume from the 25 net new clinics added since the comparable prior year period as well as an increase in net rate per patient visit to $104.23 for 2024 Six Months from $102.56 for 2023 Six Months. Gross profit from physical therapy operations decreased $2.5 million, or 4.5%, to $52.8 million for the 2024 Six Months from $55.3 million for the 2023 Six Months while the gross profit margin from physical therapy operations decreased to 19.0% for 2024 Six Months from 21.2% for 2023 Six Months.

Revenues from IIP increased $6.4 million, or 16.5%, to $45.0 million for the 2024 Six Months from $38.6 million for the 2023 Six Months.  Gross profit from IIP operations increased $1.7 million, or 21.4%, to $9.4 million for the 2024 Six Months from $7.8 million for the 2023 Six Months while the gross profit margin from IIP operations increased to 20.9% for the 2024 Six Months from 20.1% for the 2023 Six Months.

Corporate office costs were $28.3 million, or 8.8% of net revenue, in the 2024 Six Months, compared to $26.0 million, or 8.7% of net revenue, in the 2023 Six Months.

Operating income was $33.9 million for the 2024 Six Months compared to $37.1 million for the 2023 Six Months.

Other expenses were $4.4 million in the 2024 Six Months compared to $3.6 million in the 2023 Six Months, with the increase primarily due to increased net expense related to the fair value adjustments of certain contingent earn-out consideration and put liability partially offset by lower interest expense as a result of lower outstanding borrowings and higher interest income from investing excess cash associated with proceeds from the Company’s secondary offering completed in May 2023.

The provision for income tax was $6.2 million for the 2024 Six Months and $7.2 million for the 2023 Six Months.  The effective tax rate was 28.6% and 28.2% over the same periods, respectively.

USPH Net Income was $15.6 million for the 2024 Six Months as compared to $18.3 million for the 2023 Six Months while earnings per share was $0.93 for the 2024 Six Months compared to $1.22 for the 2023 Six Months, due in part to the increase in shares outstanding associated with the Company’s secondary offering completed in May 2023.

Non-GAAP Adjusted EBITDA decreased $1.2 million to $38.9 million for the 2024 Six Months from $40.1 million in the 2023 Six Months while non-GAAP Operating Results increased $0.6 million to $18.8 million, or $1.25 per share, in the 2024 Six Months from $18.1 million, or $1.36 per share, in the 2023 Six Months, with the decrease in the per share amounts being attributable to the increase in shares outstanding associated with the Company’s secondary offering completed in May 2023.

See pages 12 and 13 of this release for the definition and reconciliation of Adjusted EBITDA and Operating Results to the most directly comparable GAAP measure.

For additional information on 2024 Six Months results, please refer to the Company’s Quarterly Report on Form 10-Q which is expected to be filed with the Securities and Exchange Commission on August 14, 2024.

U.S. Physical Therapy Press Release	Page 5
August 13, 2024

BALANCE SHEET AND CASH FLOW

Total cash and cash equivalents were $112.9 million as of June 30, 2024, compared to $152.8 million at December 31, 2023.  Additionally, the Company had $142.5 million of outstanding borrowings and $175.0 million in available credit under its credit facilities as of June 30, 2024, compared to $144.4 million of outstanding borrowings and $175.0 million in available credit under its credit facilities as of December 31, 2023.

RECENT ACQUISITIONS

On April 30, 2024, one of the Company’s primary IIP companies, Briotix Health Limited Partnership, acquired 100% of an IIP services business for a purchase price of $24.0 million.  The business currently generates approximately $11.0 million in annual revenues.

The Company’s strategy is to continue acquiring multi-clinic outpatient physical therapy practices, to develop outpatient physical therapy clinics as satellites in existing partnerships and to continue acquiring companies that provide industrial injury prevention services.

QUARTERLY DIVIDEND

The Company’s Board of Directors declared a quarterly dividend of $0.44 per share payable on September 13, 2024, to shareholders of record on August 23, 2024.
MANAGEMENT UPDATES 2024 EARNINGS GUIDANCE

Management returned its guidance for Adjusted EBITDA for 2024 to its original range of $80.0 million to $85.0 million. The change in guidance reflects the lingering tough employment environment for both clinical and front office staff which has resulted in greater costs than anticipated in both salaries and contract labor so far this year.
The annual guidance figures will not be updated unless there is a material development that causes management to believe that Adjusted EBITDA will be significantly outside the given range.
CONFERENCE CALL INFORMATION

U.S. Physical Therapy’s management will host a conference call at 10:30 a.m. ET / 9:30 a.m. CT, on August 14, 2024, to discuss the Company’s financial results for the second quarter ended June 30, 2024. Interested parties may participate in the call by dialing (800) 245-3047 (Primary) or (203) 518-9765 (Alternate) and conference ID of USPHQ224. Please call approximately 10 minutes before the call is scheduled to begin. To listen to the live call, go to the Company’s website at  www.usph.com at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, a playback of the conference call can be accessed until November 12, 2024, at the Company’s website.

U.S. Physical Therapy Press Release	Page 6
August 13, 2024

FORWARD LOOKING STATEMENTS

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	the impact of future public health crises and epidemics/pandemics, such as was the case with the novel strain of COVID-19 and its variants;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	one of our acquisition agreements contains a put right related to a future purchase of a majority interest in a separate company;
•	the impact of future vaccinations and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
•	our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing and our ability to operate our business;
•	changes as the result of government enacted national healthcare reform;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	some of our acquisition agreements contain contingent consideration, the value of which may impact future financial results;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
actual or perceived events involving banking volatility or limited liability, defaults or other adverse developments that affect the U.S. or international financial systems, may result in market wide liquidity problems which could have a material and adverse impact on our available cash and results of operations;

•	our business depends on hiring, training, and retaining qualified employees;
•	availability and cost of qualified physical therapists;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	our ability to identify and complete acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act, or may interfere with our ability to file and process claims for payment which could interfere with our collection of revenues from third party payors;

•	enforcing our noncompetition covenants;
•
maintaining clients for which we perform management, industrial injury prevention related services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. For additional information regarding these and other risks and uncertainties, that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

U.S. Physical Therapy Press Release	Page 7
August 13, 2024

GLOSSARY OF TERMS – REVENUE METRICS

Mature clinics are clinics opened or acquired prior to January 1, 2023, and are still operating as of the balance sheet date.

Net rate per patient visit is net patient revenue related to our physical therapy operations divided by total number of patient visits (defined below) during the periods presented.

Patient visits is the number of unique patient visits during the periods presented.

Average daily visits per clinic is patient visits divided by the number of days in which normal business operations were conducted during the periods presented and further divided by the average number of clinics in operation during the periods presented.

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. currently operates 680 outpatient physical therapy clinics in 42 states. The Company’s clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 41 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention services business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 8
August 13, 2024
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net patient revenue	$140,271	$129,280	$271,346	$255,861
Other revenue	26,919	22,205	51,519	44,133
Net revenue	167,190	151,485	322,865	299,994
Operating cost:
Salaries and related costs	96,334	86,871	190,065	172,911
Rent, supplies, contract labor and other	35,277	30,844	67,193	60,944
Provision for credit losses	1,717	1,563	3,344	3,075
Total operating cost	133,328	119,278	260,602	236,930

Gross profit	33,862	32,207	62,263	63,064

Corporate office costs	14,249	12,145	28,334	26,004
Operating income	19,613	20,062	33,929	37,060

Other income (expense):
Interest expense, debt and other	(1,980)	(2,633)	(3,948)	(5,193)
Interest income from investments	1,074	517	2,617	517
Change in fair value of contingent earn-out consideration	(4,046)	708	(3,434)	10
Change in revaluation of put-right liability	(223)	(50)	(303)	(199)
Equity in earnings of unconsolidated affiliate	248	326	519	600
Relief Funds	-	-	-	467
Other	109	165	171	229
Total other income (expense)	(4,818)	(967)	(4,378)	(3,569)

Income before taxes	14,795	19,095	29,551	33,491

Provision for income taxes	3,083	4,231	6,222	7,200
Net income	11,712	14,864	23,329	26,291

Less: Net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(3,314)	(2,920)	(5,541)	(5,640)
Non-controlling interest - permanent equity	(892)	(1,025)	(2,236)	(2,322)
	(4,206)	(3,945)	(7,777)	(7,962)

Net income attributable to USPH shareholders	$7,506	$10,919	$15,552	$18,329

Basic and diluted earnings per share attributable to USPH shareholders (1)	$0.47	$0.64	$0.93	$1.22

Shares used in computation - basic and diluted	15,072	13,720	15,044	13,375

Dividends declared per common share	$0.44	$0.43	$0.88	$0.86

(1) See page 13 of this press release for the calculation of basic and diluted earnings per share.

U.S. Physical Therapy Press Release	Page 9
August 13, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net income	$11,712	$14,864	$23,329	$26,291
Other comprehensive (loss) gain:
Unrealized (loss) gain on cash flow hedge	(31)	2,881	1,750	1,064
Tax effect at statutory rate (federal and state)	8	(736)	(447)	(272)
Comprehensive income	$11,689	$17,009	$24,632	$27,083

Comprehensive income attributable to non-controlling interest	(4,206)	(3,945)	(7,777)	(7,962)
Comprehensive income attributable to USPH shareholders	$7,483	$13,064	$16,855	$19,121

U.S. Physical Therapy Press Release	Page 10
August 13, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	June 30, 2024	December 31, 2023
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$112,911	$152,825
Patient accounts receivable, less provision for credit losses of $3,184 and $2,736, respectively	54,659	51,866
Accounts receivable - other	21,669	17,854
Other current assets	12,438	10,830
Total current assets	201,677	233,375
Fixed assets:
Furniture and equipment	65,775	63,982
Leasehold improvements	48,730	46,941
Fixed assets, gross	114,505	110,923
Less accumulated depreciation and amortization	(88,277)	(84,821)
Fixed assets, net	26,228	26,102
Operating lease right-of-use assets	105,484	103,431
Investment in unconsolidated affiliate	12,243	12,256
Goodwill	548,970	509,571
Other identifiable intangible assets, net	123,903	109,682
Other assets	4,629	2,821
Total assets	$1,023,134	$997,238

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$4,100	$3,898
Accrued expenses	58,056	55,344
Current portion of operating lease liabilities	35,243	35,252
Current portion of term loan and notes payable	9,700	7,691
Total current liabilities	107,099	102,185
Notes payable, net of current portion	1,511	1,289
Term loan, net of current portion and deferred financing costs	134,188	137,702
Deferred taxes	26,531	24,815
Operating lease liabilities, net of current portion	78,329	76,653
Other long-term liabilities	5,507	2,356
Total liabilities	353,165	345,000

Redeemable non-controlling interest - temporary equity	184,354	174,828

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
17,291,366 and 17,202,291 shares issued, respectively	172	172
Additional paid-in capital	285,462	281,096
Accumulated other comprehensive gain	4,084	2,782
Retained earnings	226,482	223,772
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	484,572	476,194
Non-controlling interest - permanent equity	1,043	1,216
Total USPH shareholders' equity and non-controlling interest - permanent equity	485,615	477,410
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$1,023,134	$997,238

U.S. Physical Therapy Press Release	Page 11
August 13, 2024
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	For the Six Months Ended
	June 30, 2024	June 30, 2023
OPERATING ACTIVITIES
Net income including non-controlling interest	$23,329	$26,291
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	8,609	7,615
Provision for credit losses	3,344	3,075
Equity-based awards compensation expense	3,916	3,592
Amortization of debt issue costs	210	210
Change in deferred income taxes	770	1,799
Change in revaluation of put-right liability	303	199
Change in fair value of contingent earn-out consideration	3,434	(10)
Equity of earnings in unconsolidated affiliate	(519)	(600)
Loss on sale of fixed assets	51	63
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(5,110)	(5,341)
Increase in accounts receivable - other	(2,351)	(85)
(Increase) decrease in other current and long term assets	(1,642)	593
(Decrease) increase in accounts payable and accrued expenses	(1,481)	1,125
Increase in other long-term liabilities	548	253
Net cash provided by operating activities	33,411	38,779

INVESTING ACTIVITIES
Purchase of fixed assets	(4,174)	(4,523)
Purchase of majority interest in businesses, net of cash acquired	(38,695)	(8,040)
Purchase of redeemable non-controlling interest, temporary equity	(6,230)	(7,804)
Purchase of non controlling interest, permanent equity	(527)	(39)
Proceeds on sale of non-controlling interest, permanent equity	26	-
Proceeds on sale of partnership interest - redeemable non-controlling interest	69	237
Distributions from unconsolidated affiliate	532	502
Proceeds on sale of fixed assets	-	7
Other	244	-
Net cash used in investing activities	(48,755)	(19,660)

FINANCING ACTIVITIES
Proceeds from revolving facility	-	24,000
Proceeds from issuance of common stock pursuant to the secondary public offering, net of issuance costs	-	163,655
Distributions to non-controlling interest, permanent and temporary equity	(8,318)	(8,431)
Cash dividends paid to shareholders	(13,264)	(11,238)
Principal payments on notes payable	(1,113)	(1,086)
Payments on term loan	(1,875)	(1,875)
Payments on revolving facility	-	(55,000)
Net cash (used in) provided by financing activities	(24,570)	110,025

Net (decrease) increase in cash and cash equivalents	(39,914)	129,144
Cash and cash equivalents - beginning of period	152,825	31,594
Cash and cash equivalents - end of period	$112,911	$160,738

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$4,932	$1,241
Interest paid	3,708	4,011
Non-cash investing and financing transactions during the period:
Purchase of interest in businesses - seller financing portion	955	360
Deferred payments related to purchase of interest in business	-	180
Fair market value of initial contingent consideration related to purchase of interest of businesses	2,800	200
Offset of notes receivable associated with purchase of redeemable non-controlling interest	75	-
Notes payable related to purchase of non-controlling interest, temporary equity	22	-
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	-	621
Notes receivable related to sale of redeemable non-controlling interest, temporary equity	402	2,687
Notes receivable related to the sale of non-controlling interest, permanent equity	243	-

U.S. Physical Therapy Press Release	Page 12
August 13, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND OPERATING RESULTS

The following tables provide details of the basic and diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Adjusted EBITDA and Operating Results (non-GAAP measures). Management believes providing Adjusted EBITDA and Operating Results to investors is useful information for comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures. Management uses Adjusted EBITDA and Operating Results, which eliminate certain items described above that can be subject to volatility and unusual costs, as the principal measures to evaluate and monitor financial performance period over period.

Adjusted EBITDA, a non-GAAP measure, is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, change in fair value of contingent earn-out consideration, Relief Funds, changes in revaluation of put-right liability, equity-based awards compensation expense, clinic closure costs, other income and related portions for non-controlling interests.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders less, changes in revaluation of a put-right liability, Relief Funds, clinic closure costs, changes in fair value of contingent earn-out consideration, and any allocations to non-controlling interests, all net of taxes. Operating Results per share also excludes the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Adjusted EBITDA and Operating Results are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 13
August 13, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA, OPERATING RESULTS AND EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(In thousands, except per share data)
Adjusted EBITDA (a non-GAAP measure)
Net income attributable to USPH shareholders	$7,506	$10,919	$15,552	$18,329
Adjustments:
Provision for income taxes	3,083	4,231	6,222	7,200
Depreciation and amortization	4,514	3,827	8,609	7,615
Interest expense, debt and other, net	1,980	2,633	3,948	5,193
Equity-based awards compensation expense	1,919	1,786	3,916	3,592
Interest income from investments	(1,074)	(517)	(2,617)	(517)
Change in revaluation of put-right liability	223	50	303	199
Change in fair value of contingent earn-out consideration	4,046	(708)	3,434	(10)
Relief Funds	-	-	-	(467)
Closure costs	551	-	677	-
Other income	(109)	(165)	(171)	(229)
Allocation to non-controlling interests	(515)	(389)	(978)	(761)
	$22,124	$21,667	$38,895	$40,144

Operating Results (a non-GAAP measure)
Net income attributable to USPH shareholders	$7,506	$10,919	$15,552	$18,329
Adjustments:
Change in fair value of contingent earn-out consideration	4,046	(708)	3,434	(10)
Change in revaluation of put-right liability	223	50	303	199
Closure costs	551	-	677	-
Relief Funds	-	-	-	(467)
Allocation to non-controlling interests	(68)	-	(84)	33
Tax effect at statutory rate (federal and state)	(1,214)	168	(1,106)	63
	$11,044	$10,429	$18,776	$18,147

Operating Results per share (a non-GAAP measure)	$0.73	$0.76	$1.25	$1.36

Earnings per share
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$7,506	$10,919	$15,552	$18,329
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(622)	(2,865)	(2,061)	(2,746)
Tax effect at statutory rate (federal and state)	159	732	527	700
	$7,043	$8,786	$14,018	$16,283

Earnings per share (basic and diluted)	$0.47	$0.64	$0.93	$1.22

Shares used in computation - basic and diluted	15,072	13,720	15,044	13,375

U.S. Physical Therapy Press Release	Page 14
August 13, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL AND PERFORMANCE METRICS

Revenue Metrics
	Number of Clinics		Net Rate Per Patient Visit (1)		Patient Visits (1)		Average Daily Visits Per Clinic (1)
	2024	2023	2024	2023	2024	2023	2024	2023
First Quarter	679	647	$103.37	$103.12	1,268,002	1,227,490	29.5	29.8
Second quarter	681	656	$105.05	$102.03	1,335,335	1,267,140	30.6	30.4
Third quarter		672		$102.37		1,242,954		29.7
Fourth quarter		671		$103.68		1,267,842		29.9
Year		671		$102.80		5,005,426		30.0

(1)	See definition of the metrics above in the Glossary of Terms – Revenue Metrics on page 7.

Clinic Count Roll Forward
	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Number of clinics, beginning of period	679	647	671	640
Additions (1)	7	13	21	21
Closed or sold	(5)	(4)	(11)	(5)
Number of clinics, end of period	681	656	681	656
(1)	Includes clinics added through acquisitions.